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                      July 22, 2021

       Laurent Mercier
       Chief Financial Officer
       COTY INC.
       350 Fifth Avenue
       New York, NY 10118

                                                        Re: COTY INC.
                                                            Form 10-K for the
Fiscal Year-Ended June 30, 2020
                                                            Form 8-K Filed
February 9, 2020
                                                            File No: 1-35964

       Dear Mr. Mercier:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences